Exhibit 10.4

SBM Financial, Inc.

Amended and Restated Deferred Compensation Plan

for Directors

WHEREAS, Savings Bank of Maine (the “Bank”) has established three Deferred Compensation Plans for Directors, copies of which are attached hereto as Schedule 1, 2 and 3 (the “Prior Director Plans”), to provide for the voluntary deferral of compensation by all or certain members of the board of directors of the Bank (each a “Director” and collectively the “Directors”);

WHEREAS, the Bank is entering into a reorganization transaction (the “Reorganization”) pursuant to which the Bank will become a wholly-owned subsidiary of SBM Financial, Inc. (“SBM”);

WHEREAS, in connection with the Reorganization, SBM will be issuing $60,000,000 of common stock (the “Offering”) and $2,100,000 of the net proceeds of the Offering shall be retained at SBM, with the balance being contributed to the capital of the Bank;

WHEREAS, as a condition to the Reorganization and the Offering, the current and former directors of the Bank, and the President and director of the Bank, who are listed on Schedule 4 hereto (“Participating Directors”) have agreed to convert their benefits (the “Conversion”) under the Prior Director Plans into benefits under this Amended and Restated Deferred Compensation Plan for Directors (hereinafter the “2010 Plan”).

WHEREAS, pursuant to the Conversion, the Participating Directors (i) will waive all benefits and other rights under the Prior Director Plans; (ii) receive a benefit allocation under the 2010 Plan as set forth on Schedule 4; and (iii) agree that the 2010 Plan represents the total and only rights that Participating Directors have to receive any deferred compensation benefits from the Bank or any past or present affiliates of the Bank, including SBM.

1.	Effective Date and Eligibility

The effective date of the 2010 Plan shall be May 26, 2010, provided that the 2010 Plan shall not become effective unless and until the Bank has received either (i) any required approval of the 2010 Plan by the Office of Thrift Supervision (“OTS”) or the Federal Deposit Insurance Corporation or (ii) confirmation that the effectiveness of the 2010 Plan is not subject to prior approval under the “golden parachute” restrictions of 12 CFR Part 359. The Participating Directors are the only individuals entitled to participate in this 2010 Plan. Each Participating Director shall execute an “Enrollment Form” substantially in the form of Annex A hereto (“Enrollment Form”). Each Participating Director will be credited with an initial benefit allocation under the 2010 Plan in the amount set forth next to his name in Schedule 4 (each an “Initial 2010 Plan Benefit Allocation”). Each of the Participating Directors hereby waives and relinquishes any and all of his benefits under the Prior Director Plans and acknowledges and agrees that the Initial 2010 Plan Benefit Allocation set forth next to his name in Schedule 4 represents all of his, and his only, rights to receive deferred compensation benefits from the Bank or any past or present affiliates of the Bank, including SBM.

2.	Administrator

The “Administrator” of the 2010 Plan shall be a committee of the following three officers of SBM: the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer.

3.	Record Keeping

SBM shall establish an account for each Participating Director, initially in the amount of his Initial 2010 Plan Benefit Allocation (each a “2010 Plan Account”). The benefit allocation amount in each Participating Director’s 2010 Plan Account shall be reduced as benefits are paid to him under the 2010 Plan. No interest shall be paid on any 2010 Plan Account and the benefit allocation in a 2010 Plan Account shall not be increased for any reason. A Participating Director’s benefit allocation, as it is reduced from time to time, is referred to herein as his “2010 Plan Balance”. At least once each year, the Administrator shall notify each Participating Director of his 2010 Plan Balance. Each Participating Director’s 2010 Plan Balance is fully vested, subject to the terms hereof.

4.	Payment of Benefits

(a.) General Payout Rule. Except as otherwise provided in this Section 4, SBM shall pay a Participating Director his 2010 Plan Account in 120 approximately equal monthly installments commencing with the second calendar month following the month in which the Participating Director incurs a Separation from Service (as determined under Section 409A of the Internal Revenue Code); provided, however, the Administrator may, in its discretion, commence such installments earlier for a Participating Director upon receipt of a hardship application from him, provided that such hardship satisfies the conditions for an unforeseeable emergency as determined under Section 409A of the Internal Revenue Code of 1986, and provided that the amounts distributed are not in excess of the amounts permitted to be distributed under the Section 409A guidance regarding unforeseeable emergency. In the event a Participating Director has already separated from service from the Bank prior to the effective date of this Plan, his 2010 Plan Account shall continue to be paid to him in monthly installments in accordance with the payment schedule required under the terms of the Prior Director Plans.

(b.) Payments upon Death. In the event of the death of a Participating Director, all of his remaining undistributed 2010 Plan Balance shall be paid, in a lump sum, to the Participating Director’s Beneficiary or Beneficiaries, within 60 days of the death of the Participating Director. Notwithstanding the foregoing, in the event of the death of a Participating Director who was a participant in the 2000 Supplemental Retirement Benefit Plan or the 2004 Supplemental Retirement Benefit Plan, then a pro rata portion (determined by the relative values of the 2000 and 2004 Plan account balances as compared to the total account balances as of the date hereof) of his remaining undistributed 2010 Plan Balance shall be paid to the Participating Director’s Beneficiary or Beneficiaries in 120 approximately equal monthly installments commencing with the second calendar month following the month in which the Participating Director dies.

(c.) Deferrals of Benefits. The Administrator reserves the right to allow Participating Directors to make an election to defer the commencement of payment of his 2010 Plan Account (a “Deferral Election”) provided that (i) a written and signed deferral election is timely provided to the Administrator on a form provided by the Administrator, (ii) the Deferral Election is made at least one year before the date of the first scheduled payment of the 2010 Plan Account, and (iii) the commencement date for payment of the 2010 Plan Account shall not be earlier than five (5) years from the originally scheduled commencement date for payment of the 2010 Plan Account. Except as provided for in Section 4(b) above, the term for payment of 2010 Plan Account deferred as a result of such a Deferral Election shall be paid in 120 approximately equal monthly installments beginning on the date designated in the election and as otherwise provided for in this Section 4 and as determined to be in accordance with Section 409A of the Internal Revenue Code.

5.	Miscellaneous

(a.) Administration. The Administrator shall interpret the 2010 Plan, shall prescribe, amend and rescind rules relating to it from time to time as it deems proper, and shall take any other action as is necessary for the administration of the 2010 Plan, provided, however, no such action by the Administrator shall reduce or delay payments of benefits hereunder except to the extent SBM does not have sufficient funds to make such payments because the Bank is not permitted by its regulators to pay dividends or distributions to SBM and to the extent permitted by Section 409A of the Internal Revenue Code. Any decision or interpretation adopted by the Administrator shall be final and conclusive and shall be binding upon all Participating Directors.

(b.) Unfunded Obligation. This 2010 Plan is intended to qualify as a plan maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Participating Director’s 2010 Plan Account and the right to receive payment of such 2010 Plan Account is an unfunded obligation of SBM. SBM is not required to segregate any monies from its general funds, to create any trusts or to make any special deposits with respect to these obligations. Beneficial ownership of any investments, including trust investments that SBM may make to fulfill its obligations hereunder, shall at all times remain in SBM.

(c.) Beneficiary. The term “Beneficiary” shall mean the person or persons to whom payments are to be paid pursuant to the terms of the 2010 Plan in the event of the Participating Director’s death. The designation shall be on the Enrollment Form provided by the

Administrator, executed by a Participating Director, and delivered to the Administrator. A Participating Director may change his or her Beneficiary designation at any time by filing an amended Enrollment Form with the Administrator. If no Beneficiary is designated, or the designation is ineffective, or if the Beneficiary dies before his 2010 Plan Account is paid in full, his 2010 Plan Account shall be paid to the Participating Director’s spouse, or, if there is no surviving spouse, to his or her estate.

(d.) Incapacity of Participant or Beneficiary. If the Administrator is provided written notice and sufficient evidence (determined in the sole discretion of the Administration) that the Participating Director or Beneficiary to whom a payment is payable under this 2010 Plan is under the care of a conservator, has given a general power of attorney to another individual with respect to his financial affairs, or has died and a personal representative has been appointed, the Administrator may make payments of the 2010 Plan Account to any such person. Any such payment shall be a complete discharge of the obligations of SBM under the provisions of the 2010 Plan.

(e.) Nonassignment. The right of a Participating Director or Beneficiary to the payment of any amounts under this 2010 Plan may not be assigned, transferred, pledged or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

(f.) Related Party Loans. If any loans listed on a Participating Director’s Enrollment Form (each a “Related Party Loan”) shall be in payment default at the time of a payment of benefits to such Participating Director under this 2010 Plan, the Participating Director agrees that he shall apply all such benefit payments under this 2010 Plan to the repayment of the Related Party Loan (and all interest, penalty interest and costs) until the Related Party Loan is paid in full.

(g.) Confidential Information Non-Interference. Each Participating Director agrees that during the period when he is receiving payment of benefits hereunder he (i) shall preserve and protect and not use for any purpose other than in connection with his service to the Bank any confidential or proprietary information of the Bank on any affiliate or the Bank, including SBM and (ii) shall not, directly or indirectly, solicit for employment any employees of the Bank or of any affiliate of Bank, including SBM, or encourage any depositors, borrowers or customers of the Bank to diminish, discontinue or not transact their business with the Bank.

(h.) Applicable Law. This 2010 Plan shall be construed and governed in accordance with the laws of the State of Maryland without regard to principles of conflict of laws. In addition, the 2010 Plan is intended to be fully compliant with the requirements of Section 409A of the Internal Revenue Code, and shall be administered in accordance therewith. If a Participant Director is deemed to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code at the time of the Participating Director’s separation from service (as determined under Section 409A of the Internal Revenue Code), the Administrator shall delay payments otherwise due hereunder until the earlier of (i) first day of the seventh month following a Participating Director’s Separation from Service or (ii) the date of the Participating Director’s death (“Delay Period”), but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Internal Revenue Code. Upon the expiration of the Delay Period, any payments that otherwise would have been made during the Delay Period shall be paid in a lump sum, and any remaining payments due under the 2010 Plan shall be paid in accordance with the payments dates specified herein.

IN WITNESS WHEREOF, SBM Financial, Inc. has caused this 2010 Plan to be executed by its duly authorized officer, effective as of May 26, 2010.

WITNESS:

/s/ Dennis W. Townley	SBM Financial, Inc.

	By:	/s/ John W. Everets
	Its:	Chairman and Chief Executive Officer

Signature Page Amended and Restated Deferred Compensation Plan for Directors